EXHIBIT 99

Contact:
Thomas A. Klemens
Executive Vice President & Chief Financial Officer
(714) 558-3211 Ext. 7442

                     FIRST AMERICAN FINANCIAL REPORTS STRONG
                  OPERATING RESULTS FOR THE SECOND QUARTER 1999
                     - Results Exceed Analysts' Estimates -

SANTA ANA, Calif., July 21, 1999 - The First American Financial Corporation (NYSE: FAF), the leading provider of business information and related products and services, announced today earnings and revenues for the second quarter and six months ended June 30, 1999.

         Earnings for the second quarter, excluding the results of operations and other effects of the merger of National Information Group (NAIG), were $35.8 million, or 57 cents per diluted share, which exceeded the analysts' consensus estimate of 55 cents per diluted share.

         These results include the effects of a previously reported revenue recognition accounting change for the company's tax service contracts, which became effective Jan. 1, 1999, on a prospective basis. This accounting change resulted in a decrease of $7.2 million on an after-tax basis, or 11 cents per diluted share. Thus, earnings for the second quarter of 1999 would have been $43.0 million, or 68 cents per diluted share, under the former accounting rules. These results compare to the record setting second quarter 1998 net income of $45.7 million, or 79 cents per diluted share. Earnings for the quarter ended June 30, 1999, including NAIG, which was acquired in April 1999 in a transaction accounted for as a pooling of interests, were $29.2 million, or 44 cents per diluted share. These results included the issuance of 3.0 million shares and a pretax nonrecurring merger-related charge of $10.8 million, or 10 cents per diluted share.

         Earnings for the six-month period were $53.1 million, or 80 cents per diluted share, compared to $71.8 million, or $1.19 per diluted share, for the same period 1998. Earnings and weighted average shares outstanding for both periods have been adjusted to reflect the merger of NAIG. Revenues for the second quarter of 1999 were $770.4 million, an 11.0 percent increase when compared with the same period last year. Revenues for the first half of 1999 totaled $1.49 billion, an increase of 12.9 percent when compared with revenues of $1.32 billion for the first half of 1998. (1998 excludes an investment gain of $32.4 million relating to the joint venture agreement with Experian.) Had it not been for the previously mentioned tax service accounting change, the company would have reported additional revenues for the second quarter and first half of 1999 of $14.6 million and $29.6 million, respectively.

         "Rising mortgage interest rates have led to a significant decline in refinance transactions during the second quarter, although the residential resale and commercial markets remain robust," commented Parker S. Kennedy, president of First American Financial. "As a company, we continually monitor our labor efficiencies, measured as the ratio between new orders and personnel, and adjust headcount where necessary in order to maximize profitability.

         "Additionally, we continued our progress toward the scheduled completion of our Year 2000 program initiatives. To date, the company has expensed approximately $15 million, of which $6 million was incurred during the second quarter of 1999 in connection with the substantial completion of the implementation phase of the plan. We expect to expense an additional $2 million by September in order to complete the plan."

         Kennedy continued, "We recently restructured our business segments to more accurately reflect our current operating structure. This will help investors to better understand our business and to recognize that First American should be valued at a higher multiple, similar to other business information services providers. We continue to focus on enhancing our technological capabilities in order to improve our efficiencies and expand the new consumer information and services business segment to provide noncyclical, high-margin revenues and significant opportunities for steady growth for the future. We will continue to invest in technology solutions to accomplish our goal of becoming the single-source provider for all real estate-related information and services and to leverage our infrastructure and technology to deliver a broader base of products and services to a larger and more diversified customer base."

         The First American Financial Corporation, based in Santa Ana, Calif., is the nation's leading provider of business information and related products and services. The corporation's three primary business segments include: title insurance; real estate information and services, which includes mortgage origination, mortgage servicing and database products and services; and consumer information and services, which provides home warranties; automotive, subprime and direct-to-consumer credit reporting; insurance and automotive tracking services; resident screening; pre-employment screening; lender-placed flood and hazard insurance; investment advisory; and trust and banking services. Through its family of companies, First American Financial has nearly 20,000 employees in more than 600 branch offices in the United States and abroad. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

         Any statements in this document that look forward in time involve risks and uncertainties, including but not limited to the following: the effect of interest rate fluctuations; changes in the performance of the real estate markets; the effect of changing economic conditions; general volatility in the capital markets; the demand for and the acceptance of the company's products; changes in applicable government regulations; consolidation among the company's customers; and contingencies associated with the Year 2000 issue. The company's actual results, performance or achievement could differ materially from those expressed in, or implied by, any forward-looking statements, and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do, what impact they will have on the results of operations or financial condition of the company.


Quarter ended June 30:                                          1999                       1998
----------------------                                          ----                       ----

Revenues                                                $    770,398,000          $    726,420,000
Income before income taxes and minority interests       $     51,553,000          $     84,636,000
Income taxes                                            $     18,300,000          $     30,100,000
Minority interest                                       $      4,027,000          $      8,418,000
Net income                                              $     29,226,000          $     46,118,000
Net income per share
  Basic                                                 $            .45          $            .78
  Diluted                                               $            .44          $            .75
Average shares outstanding:
  Basic                                                       64,763,000                59,048,000
  Diluted                                                     66,325,000                61,180,000



Six months ended June 30:
Revenues                                                $  1,492,440,000           $ 1,354,636,000
Income before income taxes and minority interests       $     95,414,000           $   167,404,000
Income taxes                                            $     33,200,000           $    59,800,000
Minority interest                                       $      9,115,000           $    16,171,000
Net income                                              $     53,099,000           $    91,433,000
Net income per share
  Basic                                                 $            .83           $          1.57
  Diluted                                               $            .80           $          1.51
Average shares outstanding:
  Basic                                                       64,202,000                58,407,000
  Diluted                                                     66,322,000                60,432,000

All periods presented include the operating results of NAIG accounted for under the pooling-of-interests method of accounting.

                  (Additional Financial Data on Following Page)



                                              For the Three Months Ended             For the Six Months Ended
                                                        June 30                              June 30
                                              --------------------------             ------------------------
                                                1999               1998              1999                1998
RESULTS OF OPERATIONS
Revenues

   Operating revenues                     $     758,153,000  $    717,141,000  $   1,468,515,000  $  1,301,492,000
   Investment and other income                   12,245,000         9,279,000         23,925,000        53,144,000*
                                          -----------------  ----------------  -----------------  -----------------
                                                770,398,000       726,420,000      1,492,440,000     1,354,636,000
                                          -----------------  ----------------  -----------------  ----------------
Expenses

   Salaries and other personnel costs           259,603,000       229,240,000        515,015,000       439,110,000
   Premiums retained by agents                  228,212,000       194,982,000        438,780,000       335,027,000
   Other operating expenses                     174,443,000       157,810,000        332,606,000       301,957,000
   Provision for title losses and other          28,420,000        33,793,000         55,441,000        63,094,000
    claims
   Depreciation and amortization                 19,148,000        14,955,000         36,067,000        28,972,000
   Premium taxes                                  5,987,000         5,327,000         11,296,000         9,575,000
   Interest                                       3,032,000         5,677,000          7,821,000         9,497,000
                                          -----------------  ----------------  -----------------  ----------------

                                                718,845,000       641,784,000      1,397,026,000     1,187,232,000
                                          -----------------  ----------------  -----------------  ----------------

Income before income taxes and minority   $      51,553,000  $     84,636,000  $      95,414,000  $    167,404,000
  interests                               =================  ================  =================  ================

OPERATING REVENUES

Title Insurance:

Direct operations                         $     280,007,000  $    274,827,000  $     540,330,000  $    500,546,000
Agency operations                               284,852,000       243,519,000        545,513,000       420,055,000
                                          -----------------  ----------------  -----------------  ----------------

                                                564,859,000       518,346,000      1,085,843,000       920,601,000
Real Estate Information                         144,082,000       157,112,000        287,727,000       298,960,000
Consumer Information                             49,212,000        41,683,000         94,945,000        81,931,000
                                          -----------------  ----------------  -----------------  ----------------

Total operating revenues                  $     758,153,000  $    717,141,000  $   1,468,515,000  $  1,301,492,000
                                          =================  ================  =================  ================

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS

Title Insurance                           $      49,075,000  $     56,395,000  $      84,236,000  $     86,656,000
Real Estate Information                          11,949,000        31,184,000         21,238,000        53,730,000
Consumer Information                              8,933,000         7,794,000         17,144,000        14,047,000
                                          -----------------  ----------------  -----------------  ----------------

Total before corporate expenses and
minority interests                               69,957,000        95,373,000        122,618,000       154,433,000

Corporate expenses                               18,404,000        10,737,000         27,204,000       (12,971,000)
                                          -----------------  ----------------  -----------------  -----------------

Income before income taxes and minority   $      51,553,000  $     84,636,000  $      95,414,000  $    167,404,000
interest

TITLE INSURANCE ORDER COUNTS FROM
DIRECT OPERATIONS

Title orders opened                                 379,100           386,400            746,500           784,200

Title orders closed                                 319,000           302,000            614,100           562,600

* Includes an investment gain of $32.4 million relating to the joint venture agreement with Experian.

All periods presented include the operating results of NAIG accounted for under the pooling-of-interests method of accounting.
